Exhibit 5.1
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200


                                 August 1, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549


Re:      Sheffield   Pharmaceuticals, Inc.
         AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3
         -----------------------------------------------------


Ladies and Gentlemen:


                  Reference is made to the Registration Statement on Form S-3 (Registration No. 27753) dated May 23, 1997, as amended by Amendment No. 1 dated as of the date hereof (as so amended, the "Registration Statement"), filed with the Securities and Exchange Commission by Sheffield Pharmaceuticals, Inc., (formerly Sheffield Medical Technologies Inc.), a Delaware corporation (the "Company"). The Registration Statement relates to the resale of an aggregate of 4,151,879 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock"), of the Company consisting of (i) 2,948,463 shares of Common Stock issuable upon conversion of 35,000 shares of the Company's Series A Cumulative Convertible Redeemable Preferred Stock ("Series A Preferred Stock") and as stock dividends payable on such shares of Series A Preferred Stock; (ii) 351,539 shares of Common Stock issuable upon exercise of certain common stock purchase warrants issued to purchasers of Series A Preferred Stock (the "Series A Warrants"); (iii) 24,559 shares of Common Stock issuable upon conversion of 700 shares of Series A Preferred Stock issued to Frith Brothers Investments, Inc. and as stock dividends payable on such shares of Series A Preferred Stock; (iv) 250,000 shares of Common Stock issuable upon exercise of a common stock warrant granted to Brean Murray & Co. ; (v) 54,396 shares of Common Stock issuable upon exercise of common stock warrants issued to LHIP Acquisition Company LLC; (vi) 422,922 shares of Common Stock issuable upon exercise of certain common stock options granted by the Company ; and (vii) 100,000 shares of Common Stock issued to Stone Pine Atlantic, LLC (the "Stone Pine Shares").


                  We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-laws of the Company and minutes of meetings of the Board of Directors of the Company and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of the law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.


                  Based upon the foregoing, we are of the opinion that (a) the Stone Pine Shares have been duly and validly issued and are fully paid and non-assessable and (b) the other Shares, when issued in accordance with the terms and conditions of the respective agreements or instruments governing such issuance, will be duly and validly issued, fully paid and non-assessable.

                  We are qualified to practice law in the State of New York and we do not purport to be experts on any laws other than the laws of the State of New York , the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.


                  We consent to the reference to this firm under the caption "Legal Matters" in the prospectus that constitutes a part of the Registration Statement.

                  We advise you that Daniel J. Gallagher, a partner of this firm, holds options to purchase 15,000 shares of Common Stock.

                                          Very truly yours,

                                          OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP